Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES RENEWAL OF ITS STOCK REPURCHASE PROGRAM

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RENTON, WA, December 5, 2023 – Radiant Logistics, Inc. (NYSE American: RLGT), a technology-enabled global transportation and value-added logistics services company, today announced that its board of directors has authorized the repurchase of up to five million shares of the Company’s common stock through December 31, 2025. As of December 1, 2023, the Company had 46,906,586 shares outstanding.

The share repurchases may occur from time-to-time through open market purchases at prevailing market prices or through privately negotiated transactions as permitted by securities laws and other legal requirements. The Company expects to fund all purchases from existing cash balances, cash available under the Company’s revolving credit facility and future cash flows from operations. The program allows the Company to repurchase its shares at its discretion. Market conditions, price, corporate and regulatory requirements, alternative investment opportunities, and other economic conditions will influence the timing of the purchases and the number of shares repurchased. The program does not obligate the Company to repurchase any specific number of shares and, subject to compliance with applicable securities laws and other legal requirements, may be suspended or terminated at any time without prior notice.

Bohn Crain, Founder and CEO, said, “We believe the current share price does not adequately reflect Radiant’s long-term growth prospects, and therefore, the repurchase of our shares could represent an excellent investment opportunity for both the Company and our shareholders.”

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support any share repurchase program, including specifically under our existing credit facilities, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect our financial results are included in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, our most recent Reports on Form 10-Q and all other subsequent filings with the Securities and Exchange Commission.

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Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 Investors@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 communications@radiantdelivers.com